BofA Connecticut Municipal Reserves and BofA Massachusetts Municipal Reserves

On July 17, 2012, a Type 485(b) amendment to the  registration statement of BofA Funds Series Trust for the above-referenced funds was filed with the SEC (Accession number 0001104659-12-049373). This amendment discloses the creation of Trust Class shares of the above-referenced funds, effective July 18, 2012, and describes the characteristics of such class of shares.  Such description is incorporated herein by reference.